EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS

As independent certified public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated July 31, 1998 on the consolidated financial statements included on Aviation Sales Company and subsidiaries' Form 8-K dated November 24, 1998; and our report dated March 2, 1998 (except with respect to the matters discussed in Note 14 as to which the date is March 26, 1998) included in Aviation Sales Company and subsidiaries' Form 10-K for the year ended December 31, 1997 and to all references to our Firm included in this registration statement.

ARTHUR ANDERSEN LLP

Miami, Florida,
  December 9, 1998.